EXHIBIT 3.1

FIRST AMENDMENT TO THE BYLAWS OF

AMERIGON INCORPORATED

Article VIII, Section 4 of the Corporation’s Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 4. Certificates for Shares

Shares of the capital stock of the Corporation may be certificated or uncertificated. Each shareholder, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. All certificates shall be signed in the name of the Corporation by the Chairman of the Board or Vice-Chairman of the Board or the President or Vice-President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue. Subject to any applicable restrictions on transfer and unless otherwise provided by the Board of Directors, shares of the capital stock of the Corporation may be transferred only on the books of the Corporation, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.”